Exhibit 2(r)(iv)

IIMAP

Code of Ethics

April 2004

A.	Adoption of Code of Ethics

This Code of Ethics (“the Code”) has been approved and adopted by the Management Committee of IIMAP (“IIMAP”). The Code applies to all directors, officers and persons of IIMAP (who are identified to be subject to this Compliance Manual and whose names are listed on Page 1 of this Compliance Manual) , as well as their spouses, minor children, and other adults living in the Employee’s household (“Employees”). The Code is not intended to supersede or otherwise replace the IIMAP Code of Conduct. All of the policies and guidelines contained in that Code of Conduct shall remain in full force and effect.

B.	Statement of Fiduciary Standards

A fiduciary is a person or organization that manages money or property for another, usually a client, and, as a result, has a legal duty to act in the best interests of that client. This Code is based on the overriding principle that the Employees of IIMAP have a fiduciary duty to the clients of IIMAP. Accordingly, Employees should conduct their activities in accordance with the following standards:

1.	Clients’ Interests Come First. In the course of fulfilling their duties and responsibilities to clients, Employees should at all times place the interests of the clients first. In particular, Employees should avoid putting their own personal interests ahead of the interests of a client.

2.	Conflicts of Interest Should Be Avoided. Employees should avoid any situations involving an actual or potential conflict of interest or possible impropriety with respect to their duties and responsibilities to IIMAP clients.

3.	Compromising Situations Should Be Avoided. Employees should never take advantage of their position of trust and responsibility at IIMAP. Employees should avoid any situation that might compromise or call into question their exercise of full independent judgment in the best interests of IIMAP clients. All activities of Employees should be guided by, and adhere to, these fiduciary standards. The remainder of this Code sets forth specific rules and procedures that are consistent with these fiduciary standards. However, all activities by Employees are required to conform to these standards regardless of whether the activity is specifically covered in this Code. Any violation of IIMAP’s Code may result in penalties that could include termination of employment with IIMAP.

C.	Employee’s Duty of Confidentiality

Employees must keep confidential any non-public information obtained while working at IIMAP regarding IIMAP or any client or any entity under investment review/purchase. Employees have the highest fiduciary obligation not to reveal confidential information of any nature to any party that does not have a clear and compelling need to know such information.

D.	Prohibitions on Insider Trading

1.	Trading on Knowledge of IIMAP Clients’ Activities. All Employees are prohibited from taking personal advantage of their knowledge of recent or impending securities activities of clients. In particular, Employees are prohibited from trading (purchasing, selling or disposing in any manner, including by gift, directly or indirectly) any security when they have actual knowledge that the security is being purchased or sold, or considered for purchase or sale, on behalf of a client account. This prohibition applies to all securities in which the Employee has acquired, or will acquire, “beneficial ownership.” For these purposes, a person is considered to have beneficial ownership in all securities over which the person enjoys economic benefits substantially equivalent to ownership (for example, securities held in trust for the person’s benefit), regardless of who is the registered owner.

2.	Trading on Knowledge of Material Non-Public Information. All Employees are prohibited from buying or selling any security while in the possession of material non-public information about the issuer of the security. The Code also prohibits Employees from communicating to outside parties any material non-public information about any security or the company that issues the security.

(a)	Identifying Material Non-Public Information.

Material Information. Information is material when there is a substantial likelihood that a reasonable investor would consider it important when making investment decisions. Generally, this is information that, if disclosed, would have an effect on the price of a company’s securities.

Material information often relates to a company’s results and operations, including dividend changes, earnings results, changes in previously released estimates, merger or acquisition proposals, major litigation, liquidity problems and management developments. Material information may also relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may also be deemed material.

Unfortunately, there is no simple test to determine when information is material. You are encouraged to direct any questions to the Compliance Department.

Non-Public Information. Information is considered public when it has been circulated broadly to investors in the marketplace. Tangible evidence of such circulation is the best indication that the information is public. For example, information can be considered public when it has been made available through a public filing with a regulatory body, or through a mainstream media source such as The Wall Street Journal.

(b)	Reporting Material Non-Public Information. Before executing any trade for yourself or a client, you must determine whether you have knowledge of any material non-public information. If you think you might have such knowledge, you should:

•	Report the information and proposed trade immediately to the Compliance Department;

•	Refrain from trading in the security on behalf of yourself or clients;

•	Refrain from communicating the information to anyone outside or inside of IIMAP other than the Compliance Department.

IIMAP will determine whether the information is material and non-public and, if so, what actions need to be taken.

3.	Disciplinary Sanctions. Trading securities while in the possession of material non-public information, or improperly communicating that information, may expose you and IIMAP to stringent penalties, including fines, suspensions and imprisonment. Regardless of whether a government inquiry occurs, IIMAP views seriously any violations of this policy. Such violations constitute grounds for disciplinary sanctions, up to and including dismissal.

E.	Additional Personal Trading Restrictions for Employees

The restrictions of this section apply to all Employees for all transactions involving securities, other than shared employees.

1.	Pre-Clearance of Securities Transactions. Except for the transactions listed below, Employees should obtain approval from the Head of Equity or his designate and Compliance Department before entering an order to buy, sell or transfer securities by gift. An approval to trade is only valid on the day it is received. Except as noted below, an approval must be received for every transaction,. Employees that make or support the making of investment decisions for client accounts are prohibited from knowingly buying or selling a security within seven (7) calendar days before and seven (7) calendar days after a client that he or she manages trades in that security.

2.	Exceptions to Pre-Clearance of Securities Transactions.

•	Direct obligations of the Government;

•	High quality short-term debt instruments, including bankers’ acceptances, bank certificates of deposit, commercial paper, money market securities and repurchase agreements;

•	Shares of funds other than ING Fund Shares (as defined in Section F, below);

•	Shares of exchange-traded funds (e.g., SPDRs, CUBEs, WEBs, HOLDRs, iShares, Vipers, Diamonds) organized as open-end investment companies or unit investment trusts;

•	Transactions in accounts over which the Employee has no direct or indirect control or influence (managed or discretionary accounts);

•	Transactions under any incentive compensation plan sponsored by IIMAP or its affiliates;

•	Transactions made through an automatic payroll deduction or similar program where the timing of purchases and sales is controlled by someone other than the Employee;

•	Transactions which are part of an automatic dividend reinvestment or similar plan where the timing of purchases and sales is controlled by someone other than the Employee; and

•	An exercise of pro-rata rights issued by a company to all the holders of a class of its securities.

3.	Prohibition on Initial Public Offerings. IIMAP Employees are prohibited from acquiring securities in initial public offerings without the prior approval of the CIO and the Compliance Department.

4.	Restrictions on Private Placements. Employees are prohibited from acquiring non-public securities (a private placement) without the prior approval of the CIO and the Compliance Department. If an Employee is granted permission to make such a personal investment, that Employee will not (except in the case of a private investment company which the Employee participates in the investment decision-making process) participate in any consideration of whether clients should invest in the same issuer’s public or non-public securities.

5.	Prohibition on Short-Term Trading Profits. Employees are prohibited from profiting in the purchase and sale, or sale and purchase, of the same (or related) securities within 60 calendar days (30 calendar days in the case of transactions in ING Fund Shares). In the event that an Employee realizes profits on such short-term trades, the Employee may be required to disgorge the profit.

F.	TRANSACTIONS IN ING FUND SHARES

The following restrictions and requirements apply to all purchases and sales of shares of ING Funds other than money market, short-term bond and exchange traded closed-end funds (“ING Fund Shares”) and all holdings of ING Fund Shares by Employees or in which they have a beneficial ownership interest, except as provided below.

These restrictions and requirements do not apply to purchases of ING Fund Shares through (1) an automatic dividend reinvestment plan or (2) through any other automatic investment plan, automatic payroll deduction plan, or other automatic plan approved by the Compliance Department.

Compliance with Prospectus

All transactions in ING Fund Shares must be in accordance with the policies and procedures set forth in the Prospectus and Statement of Additional Information for the relevant Fund, including but not limited to the Fund’s policies and procedures relating to short term trading and forward pricing of securities.

30-Day Holding Period for ING Fund Shares.

1.	All Employees must hold any investment in ING Fund Shares for a minimum of 30 calendar days. The 30-day holding period is measured from the time of the most recent purchase of shares of the relevant ING Fund.

2.	Exceptions to the 30-day holding period may be granted by the Compliance Department. Such exceptions will include redemptions following death or permanent disability if made within one year of death or the initial determination of permanent disability, mandatory distributions from a tax-deferred retirement plan or IRA or for redemptions pursuant to an approved withdrawal plan.

Pre-clearance of Transactions in ING Fund Shares.

1.	All purchases and sales of ING Fund Shares by Employees must be pre-cleared in accordance with the procedures set forth in this Code. When granted, clearance authorizations will be effective only for that day.

2.	Pre-clearance requests must be accompanied by:

a.	a representation of all transactions in ING Fund Shares of the Fund which is the subject of the pre-clearance request by the Employee in the previous 30 days, which includes the dates for all transactions;

b.	a certification by the Employee that he or she is not in possession of nonpublic information that, if publicly known, would likely have a material effect on the net asset value per share of the relevant Fund at the time of the trade (material for this purpose means one cent or more per share).

G.	Employee Reporting Requirements

1.	Personal Securities Holdings. The requirements of this section apply to all Employees for all transactions involving securities in which Employees have acquired, or will acquire, beneficial ownership (economic benefits equivalent to ownership, such as securities held in trust for the Employee’s benefit, regardless of who is the registered owner).

However, these reporting requirements do not apply to transactions involving the following excluded securities:

•	direct obligations of the Government;

•	high quality short-term debt instruments, including bankers’ acceptances, bank certificates of deposit, commercial paper, money market securities and repurchase agreements; and

•	shares of mutual funds that are not ING Fund Shares.

a.	Initial Disclosure of Personal Holdings. Employees are required to disclose their personal securities holdings to the IIMAP Compliance Department within 10 days of beginning employment with IIMAP.

b.	Securities Transaction Records. Employees should notify the IIMAP Compliance Department if they intend to open, or have opened, a brokerage account. If requested, Employees should direct their brokers to supply the IIMAP Compliance Department with duplicate confirmation statements of their securities transactions and copies of all periodic statements for their accounts.

c.	Quarterly Account and Transaction Reports. Employees are required to submit a report listing their securities transactions made during the previous quarter within 10 days of the end of each calendar quarter. Compliance will co-ordinate with all relevant employees on quarterly disclosure.

d.	Annual Holdings Report. Employees are required to submit a report listing all securities held as of December 31 of the year reported within 30 days of the end of the calendar year. Compliance will co-ordinate with all relevant employees on annual disclosure.

2.	Certification of Compliance. Employees are required to certify to the Compliance Department annually, or whenever this Code is materially amended, that they have:

•	read and understand the provisions contained in the Code;

•	complied with all the requirements of the Code; and

•	reported all transaction information required by the Code.

3.	Receipt of Gifts. No Employee may receive any gift or other favor of more than de minimus ($100.00) aggregate value per year from any one person or entity doing business with IIMAP. Employees who receive a gift of more than the de minimus value from any person or entity should immediately contact the Compliance Department to determine the proper handling of such a gift.

4.	Outside Activities. IIMAP expects its Employees to devote their full business day to the business of IIMAP. In addition, no one may make use their position as an Employee, make use of information acquired during employment, or make personal investments in a manner that may create a conflict, or the appearance of a conflict, between the Employee’s personal interests and the interests of IIMAP or its clients.

To assist in ensuring that such conflicts are avoided, an Employee must obtain the written approval of the Employee’s supervising Senior Management and the Compliance Department prior to an Employee personally:

•

Serving as a director, officer, general partner or trustee of, or as a consultant to, any business, corporation or partnership, including family-owned businesses and charitable, non-profit and political organizations.

•

Forming or participating in any stockholders’ or creditors’ committee (other than on behalf of IIMAP) that purports to represent security holders or claimants in connection with a bankruptcy or distressed situation or in making demands for changes in the management or policies of any company, or becoming actively involved in a proxy contest.

•

Making any monetary investment in any non-publicly traded business, corporation or partnership, including passive investments in private companies. (Investments in publicly traded companies may require prior approval of IIMAP’s Compliance Department, in accordance with IIMAP’s policies relating to personal investments.)

In addition, every employee, officer and director of the firm must obtain the written approval of their supervisor and the Compliance Department prior to:

•

Receiving compensation of any nature, directly or indirectly, from any person, firm, corporation, estate, trust or association, other than IIMAP, whether as a fee, commission, bonus or other consideration such as stock, options or warrants.

•	Accepting a second job of any kind or engaging in any other business outside of IIMAP.

•	Participating as a plaintiff, defendant or witness in any litigation or arbitration.

Every Employee is also required to disclose to IIMAP if any of their immediate family members (their spouse or any of their parents, siblings or children) hold positions as directors or executive officers of any public company. IIMAP may place limitations on an Employee’s investment activities in the event an Employee’s immediate family member holds such a position.

H.	IIMAP’s Duty of Confidentiality

All information submitted by an Employee to IIMAP’s Compliance Department pursuant to this Code will be treated as confidential information. It may, however, be made available to governmental and securities industry agencies with regulatory authority over IIMAP, as well as to the board of directors or trustees of a Client, or IIMAP’s auditors and legal advisors, if appropriate.

I.	Violations of the Code

An Employee who violates this Code may be subject to sanctions. For example, if the same security is purchased or sold on the same day by an Employee and a client, and the client receives a less favorable price per unit than the Employee, the Employee may be required to donate the difference to charity. Additional sanctions may include a letter of censure, fines and penalties, suspension, or termination of the employment, forfeiture of profits, personal trading privileges or gifts, or any other penalty deemed appropriate.

J.	Exceptions to the Code

The Compliance Department shall have authority to grant exceptions to any provision of this Code on a case-by-case basis. Any exceptions granted must be in writing.

ATTACHMENT A

Pre-Clearance Officers

IIMAP-Hong Kong

Investment Department

Nicholas Toovey

Bratin Sanyal

Oscar Leung

Risk & Compliance Department s

Stephen Luk

Andy Yang

Angie Yim

Aster Chan

ATTACHMENT B

NEW HIRE HOLDINGS REPORT

Date of Hire:                     , 200

Information required in this report must be as of your employment date of hire. You must file this report within ten (10) days of your association with an Adviser.

☐ No Holdings To Report (Check if applicable)

Print Name

Title of Security	Number of Shares	Principal Amount	Broker of Bank

IF YOU WISH, YOU MAY ATTACH A COPY OF YOUR MOST RECENT ACCOUNT STATEMENT(S) AS PROVIDED TO YOU BY YOUR BROKER, BANK, OR CUSTODIAN. IF YOU HAVE ANY QUESTIONS OR CONCERNS RELATED TO THIS FORM, PLEASE FEEL FREE TO CONTACT ONE OF THE FIRM’S COMPLIANCE OFFICERS.

Date:

Signature:

PLEASE FORWARD TO THE COMPLIANCE DEPARTMENT.

ATTACHMENT C

QUARTERLY SECURITIES TRANSACTIONS REPORT

For Quarter Ending

Filing of Report is required whether or not transactions occurred. If you have opened a new account this quarter, please check and complete below. This form must be filed within ten (10) days of the end of the calendar quarter.

☐ No Transactions To Report (Check if applicable)

☐ I opened a new account this quarter. Name of Broker or Bank	Date Opened

Print Name

Trade Date	Title of Security	*Quantity Purchased	*Quantity Sold	Price	Principal Amount	Broker or Bank

*	If you have acquired or disposed of a security in a transaction other than a purchase or sale (e.g., by gift), please describe the nature of the transaction.

IF YOU WISH, YOU MAY ATTACH A COPY OF YOUR ACCOUNT STATEMENTS AS PROVIDED TO YOU BY YOUR BROKER, BANK, OR CUSTODIAN.

Date:	Signature:

ATTACHMENT D

ANNUAL REPORT OF PERSONAL SECURITIES HOLDINGS

Filing of Report is required within thirty (30) days of calendar year-end.

Print Name

☐ No Holdings To Report (Check if applicable)

Title Security	Quantity Held	Principal Amount	Broker or Bank

PLEASE FORWARD TO THE COMPLIANCE DEPARTMENT.

IF YOU WISH, YOU MAY ATTACH A COPY OF YOUR ACCOUNT STATEMENTS AS PROVIDED TO YOU BY YOUR BROKER, BANK, OR CUSTODIAN.

Date:

Signature: